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                                                                     Exhibit 3.5

CONTACT:        JOSEPH MACNOW
                (201) 587-1000



                                                                [VORNADO LOGO]


                                                                210 Route 4 East
                                                              Paramus, NJ  07652

FOR IMMEDIATE RELEASE - September 21, 2001

       PARAMUS, NEW JERSEY.....VORNADO REALTY TRUST (NYSE:VNO) today announced that Vornado Realty L.P., the operating partnership through which Vornado Realty Trust conducts its business, has sold $45 million of 8.25% Series D-9 Cumulative Redeemable Preferred Units to an institutional investor in a private placement, resulting in net proceeds of approximately $43.9 million. The perpetual Preferred Units may be called without penalty at the option of Vornado Realty L.P. commencing in September 2006.

       The securities have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

       Vornado Realty Trust is a fully-integrated equity real estate investment trust.

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